                                                                    EXHIBIT 99.1


[SYNAGRO LOGO]
                                                CONTACT:  Robert C. Boucher, Jr.
                                                          President and CEO
                                                          (713) 369-1700


FOR IMMEDIATE RELEASE:  NOVEMBER  6, 2003

               SYNAGRO REPORTS THIRD QUARTER REVENUE AND EARNINGS

                  KEY THIRD QUARTER HIGHLIGHTS AND OTHER EVENTS

     o   Revenue during the quarter increased 6.6 percent to $79.6 million
     o Net income before preferred stock dividends for the quarter totaled $4.3 million
     o Earnings before interest, taxes, depreciation and amortization for the quarter totaled $17 million
     o   Cash payments on debt during the quarter totaling $5.2 million

HOUSTON, TEXAS, NOVEMBER 6, 2003 --- SYNAGRO TECHNOLOGIES, INC. (NASDAQ SMALL
CAP: SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced its results of operations for the three and nine months ended September 30, 2003.

Commenting on the results, Synagro's Chief Executive Officer, Robert C. Boucher, Jr., stated, "As we stated last quarter, we did not expect to make up for the unseasonable weather conditions we experienced during the first half of the year, and we continued to experience wet weather conditions during the third quarter. Despite these issues and certain project delays described below, we were able to realize revenue growth of 6.6 percent over last year and 5.4 percent over the prior quarter. We also continued to make progress in improving our balance sheet by paying down $5.2 million on our debt during the quarter."

"Revenue for the quarter increased 6.6 percent to $79.6 million, including a $2.0 million increase from acquisition growth, an $8.0 million increase from new contract business generated primarily from our land application, pelletization and dewatering services, partially offset by a $3.5 million decrease in design/build revenue and a decrease in purchase order revenues. Our design/build revenues were lower than anticipated due to a delay in receiving certain approvals to commence construction on the Honolulu contract. We also experienced an unexpected delay in the start-up of a significant cleanout project. We were expecting to recognize approximately $13 million of revenue and approximately $2.0 million of profit on these jobs in 2003. This work is now expected to be completed in 2004. Operating income totaled $12.6 million in the quarter and was negatively impacted by increased handling, storage and disposal costs, and missed revenue and margin associated with inclement weather in the Mid-Atlantic and Southeast regions of the Company's business, along with cost overruns on certain one-time event projects, which are substantially complete and not expected to have a significant impact moving forward. Operating conditions were also impacted by hurricane Isabel and the power outage in the Northeast during the quarter."

"Based on our actual results and our estimates for the fourth quarter, we currently expect to meet our 2003 revenue guidance of $295 to $300 million; however, we are conservatively reducing our guidance for net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to a range of $13 to $15 million, earnings before interest, taxes, depreciation and amortization ("EBITDA") to a range of $61 to $64 million, and diluted earnings per share excluding the cumulative effect of change in accounting for asset retirement obligations to a range of $0.24 to $0.26 per share," stated Mr. Boucher.

              SEPTEMBER 30, 2003 - THIRD QUARTER FINANCIAL RESULTS

Revenue for the quarter increased 6.6 percent to $79.6 million from $74.7 million for the comparable quarter last year, with approximately $2.0 million of the increase related to the acquisitions of Earthwise Organics (closed August
2002) and Aspen Resources (closed May 2003), and the balance from internal growth. Operating income for the quarter decreased to $12.6 million from $13.3 million in the comparable quarter last year. Operating income decreased primarily due to higher-than-expected handling, storage and disposal costs and lost volumes related to unseasonable amounts of inclement weather totaling $1.1 million, a $0.4 million increase in depreciation expense, along with cost overruns on certain one-time event projects and an increase in lower-margin-product sales.

Pre-tax income for the quarter decreased to $7.0 million from $7.2 million in the comparable quarter last year primarily due to the decrease in operating income described above, partially offset by a $0.4 million decrease in interest expense. Interest expense decreased due to the positive impact of debt repayment and interest rate swaps entered into during the quarter.

Net income before preferred stock dividends for the quarter decreased to $4.3 million from $4.5 million in the comparable quarter last year primarily due to the $0.2 million decrease in pre-tax income described above.

Earnings before interest, taxes, depreciation and amortization expense for the quarter decreased to $17.0 million from $17.2 million in the comparable quarter last year. EBITDA as a percent of revenue decreased to 21.3 percent for the quarter compared to 23.1 percent in the comparable quarter of 2002. This decrease is due primarily to the decrease in operating income related to inclement weather, cost overruns on one-time event jobs, and the change in revenue mix described above.

Net income applicable to common stock for the three months ended September 30, 2003, totaled $2.2 million compared to $2.5 million in the comparable quarter last year. Diluted earnings per share for the three months ended September 30, 2003, totaled $0.08 per share and remained unchanged from the $0.08 per share reported in the same quarter last year.

               SEPTEMBER 30, 2003 - YEAR-TO-DATE FINANCIAL RESULTS

Revenue for the nine months ended September 30, 2003, increased 8.7 percent to $218.5 million from $201.0 million in the prior year, with approximately $5.6 million of the increase related to the Earthwise Organics and Aspen Resources acquisitions and the balance from internal growth. Operating income for the nine months ended September 30, 2003, decreased to $32.4 million from $35.0 million in the comparable period of the prior year. The decrease in operating income is due to approximately $3.3 million of higher-than-expected handling, storage and disposal costs due to inclement weather, approximately $2.6 million of margin on expected volume lost due to inclement weather, a $1.7 million increase in depreciation expense, along with cost overruns on certain one-time event projects, partially offset by margin from the overall increase in revenue and approximately $2.2 million of income from a positive settlement of a warranty obligation.

Net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends for the nine months ended September 30, 2003, increased to $9.1 million from $7.5 million in the comparable period of the prior year. EBITDA, adjusted to exclude the $7.2 million deferred debt cost write off and $1.7 million interest rate swap gain in 2002, for the nine months ended September 30, 2003, decreased to $45.2 million from $46.1 million in the comparable period last year.

Earnings per share for the nine months ended September 30, 2003, totaled $0.13 per share compared to earnings per share of $0.09 per share for the nine months ended September 30, 2002.

Effective January 1, 2003, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which establishes accounting standards for the recognition and measurement of asset retirement obligations and related asset retirement costs. The Company's asset retirement obligations primarily consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The noncash transition adjustment, net of tax, totaling approximately $476,000, related to the adoption of this statement is reflected as a "cumulative effect of change in accounting for asset retirement obligations" in the Company's consolidated statement of operations for the nine months ended September 30, 2003.

Earnings per share for the nine months ended September 30, 2003, adjusted to exclude the cumulative effect of change in accounting for asset retirement obligations, totaled earnings of $0.15 per share compared to diluted earnings of $0.09 per share for the nine months ended September 30, 2002. Diluted earnings per share, adjusted to exclude the impact of the noncash write off of deferred debt costs and interest rate swap gain, net of tax, for the nine months ended September 30, 2002, totaled $0.21 per share.

Consistent with historical operating trends, the Company expects to report lower profits during the March and December quarters than the June and September quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.

A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.

Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 1,000 municipal and industrial water and wastewater generators in 35 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related record keeping and regulatory reporting services.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) unseasonable weather, (2) changes in government regulations, (3) the ability to find, timely close, and integrate acquisitions, and (4) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

                           Synagro Technologies, Inc.
                      Consolidated Statement of Operations
                     For the Three Months Ended September 30
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                                           2003                           2002
                                                                ------------------------         ------------------------
Revenue ..................................................      $79,634            100.0%        $74,712            100.0%
Cost of operations (including depreciation) ..............       60,974             76.6%         55,286             74.0%
                                                                -------        ---------         -------        ---------
    Gross profit .........................................       18,660             23.4%         19,426             26.0%

General and administrative expenses (including
    depreciation and amortization) .......................        6,044              7.6%          6,098              8.2%
                                                                -------        ---------         -------        ---------
    Income from operations ...............................       12,616             15.8%         13,328             17.8%

Interest expense, net ....................................        5,566              7.0%          5,970              8.0%
Other, net ...............................................           92              0.1%            131              0.1%
                                                                -------        ---------         -------        ---------
    Other expense, net ...................................        5,658              7.1%          6,101              8.1%
                                                                -------        ---------         -------        ---------
Income before provision for income taxes .................        6,958              8.7%          7,227              9.7%
Provision for income taxes ...............................        2,644              3.3%          2,746              3.7%
                                                                -------        ---------         -------        ---------
Net income before preferred stock dividends ..............        4,314              5.4%          4,481              6.0%
                                                                               =========                        =========
Preferred stock dividends (Note A) .......................        2,084                            1,944
                                                                -------                          -------
    Net income applicable to common stock ................      $ 2,230                          $ 2,537
                                                                =======                          =======

Earnings per share (Note B):
    Basic ................................................      $  0.11                          $  0.13
                                                                =======                          =======
    Diluted ..............................................      $  0.08                          $  0.08
                                                                =======                          =======


Depreciation and amortization ............................      $ 4,468              5.6%        $ 4,051              5.4%

Earnings before interest, taxes, depreciation
    and amortization ("EBITDA") (Note C) .................      $16,992             21.3%        $17,248             23.1%


NOTE A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $2,084,000 and $1,944,000 during the three months ended September 30, 2003 and 2002, respectively, of which $1,821,000 and $1,681,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion of discount.

NOTE B: The following summarizes reported basic and diluted earnings per share for the three months ended September 30, 2003 and 2002 (dollars in thousands, except share data):

                                                                                 2003                        2002
                                                                             -----------                 -----------
Basic earnings per share:
-------------------------
  Net income before preferred stock dividends ........................       $     4,314                 $     4,481
  Preferred stock dividends ..........................................             2,084                       1,944
                                                                             -----------                 -----------
  Net earnings applicable to common stock ............................       $     2,230                 $     2,537
                                                                             ===========                 ===========
Earnings per share:
-------------------
  Net earnings per share -- basic ....................................       $      0.11                 $      0.13
                                                                             ===========                 ===========
  Weighted average shares outstanding ................................        19,775,821                  19,775,821
                                                                             ===========                 ===========
Diluted earnings per share:
---------------------------
  Net income before preferred stock dividends ........................       $     4,314                 $     4,481
                                                                             ===========                 ===========
  Earnings per share-
  -------------------
  Diluted earnings per share, as reported ............................       $      0.08                 $      0.08
                                                                             ===========                 ===========
  Diluted shares outstanding .........................................        55,584,583                  52,816,779
                                                                             ===========                 ===========

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

NOTE C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA for the three months ended September 30, 2003 and 2002 (dollars in thousands):

                                                                    2003                2002
                                                                   -------             -------
Net income before preferred stock dividends .............          $ 4,314             $ 4,481
   Interest expense .....................................            5,566               5,970
   Provision for income taxes ...........................            2,644               2,746
   Depreciation and amortization ........................            4,468               4,051
                                                                   -------             -------
EBITDA ..................................................          $16,992             $17,248
                                                                   =======             =======

                           Synagro Technologies, Inc.
                      Consolidated Statement of Operations
                     For the Nine Months Ended September 30
                  (dollars in thousands, except per share data)
                                   (unaudited)


                                                                          2003                               2002
                                                              --------------------------          ---------------------------
Revenue ................................................      $218,503             100.0%         $201,027             100.0%
Cost of operations (including depreciation) ............       167,862              76.8%          148,543              73.9%
                                                              --------         ---------          --------         ---------
    Gross profit .......................................        50,641              23.2%           52,484              26.1%

General and administrative expenses (including
    depreciation and amortization) .....................        18,274               8.4%           17,532               8.7%
                                                              --------         ---------          --------         ---------
    Income from operations .............................        32,367              14.8%           34,952              17.4%

Interest expense, net ..................................        17,622               8.1%           17,321               8.6%
Other, net (Note E) ....................................            78                --%            5,531               2.8%
                                                              --------         ---------          --------         ---------
    Other expense, net .................................        17,700               8.1%           22,852              11.4%
                                                              --------         ---------          --------         ---------
Income before provision for
    income taxes .......................................        14,667               6.7%           12,100               6.0%
Provision for income taxes .............................         5,574               2.5%            4,597               2.3%
                                                              --------         ---------          --------         ---------
Net income before cumulative effect of
    change in accounting for asset retirement
    obligations and preferred stock dividends ..........         9,093               4.2%            7,503               3.7%
                                                                               =========                           =========
Cumulative effect of change in accounting for
    asset retirement obligations, net of tax
    benefit of $292 (Note D) ...........................           476                                  --
                                                              --------                            --------
Net income before preferred stock dividends ............         8,617                               7,503
Preferred stock dividends (Note A) .....................         6,088                               5,681
                                                              --------                            --------
    Net income applicable to common stock ..............      $  2,529                            $  1,822
                                                              ========                            ========

Earnings per share (Note B):
    Basic ..............................................      $   0.13                            $   0.09
                                                              ========                            ========
    Diluted ............................................      $   0.13                            $   0.09
                                                              ========                            ========

Earnings per share adjusted to exclude
    the cumulative effect of change in
    accounting for asset retirement
    obligations (Note B):
    Basic ..............................................      $   0.15                            $   0.09
                                                              ========                            ========
    Diluted ............................................      $   0.15                            $   0.09
                                                              ========                            ========

Diluted earnings per share adjusted to exclude
    the noncash write off of deferred debt costs
    and the noncash gain from the offset interest
    rate swap in 2002 (Notes B and E) ..................                                          $   0.21
                                                                                                  ========

Depreciation and amortization ..........................      $ 12,893               5.9%         $ 11,223               5.6%

Earnings before interest, taxes, depreciation
    and amortization ("EBITDA") (Note C) ...............      $ 45,182              20.7%         $ 40,644              20.2%
Adjusted EBITDA (Note C) ...............................      $ 45,182              20.7%         $ 46,150              23.0%

NOTE A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $6,088,000 and $5,681,000 during the three months ended September 30, 2003 and 2002, respectively, of which $5,297,000 and $4,890,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

NOTE B: The following summarizes reported basic and diluted earnings per share for the nine months ended September 30, 2003 and 2002 (dollars in thousands, except share data):

                                                                                    2003                       2002
                                                                               ------------               ------------
Basic earnings per share:
-------------------------
  Net income before cumulative effect of
    change in accounting for asset retirement
    obligations and preferred stock dividends .......................          $      9,093               $      7,503
  Cumulative effect of change in accounting for
    asset retirement obligations, net of tax ........................                   476                         --
                                                                               ------------               ------------
  Net income before preferred stock dividends .......................                 8,617                      7,503
  Preferred stock dividends .........................................                 6,088                      5,681
                                                                               ------------               ------------
  Net income applicable to common stock .............................          $      2,529               $      1,822
                                                                               ============               ============

  Earnings per share-
  -------------------
  Earnings per share before cumulative effect of
    change in accounting for asset retirement
    obligations .....................................................          $       0.15               $       0.09
  Cumulative effect of change in accounting for
    asset retirement obligations, net of tax ........................                 (0.02)                        --
                                                                               ------------               ------------
  Net earnings per share -- basic ...................................          $       0.13               $       0.09
                                                                               ============               ============

  Weighted average shares outstanding ...............................            19,775,821                 19,577,569
                                                                               ============               ============

Diluted earnings per share:
---------------------------
  Net income before cumulative effect of
    change in accounting for asset retirement
    obligations and preferred stock dividends .......................          $      9,093               $      7,503
  Cumulative effect of change in accounting for
    asset retirement obligations, net of tax ........................                   476                         --
                                                                               ------------               ------------
  Net income before preferred stock dividends .......................          $      8,617               $      7,503
  Less antidilutive effect of preferred stock dividends .............                 6,088                      5,681
                                                                               ------------               ------------
  Net income applicable to common stock .............................          $      2,529               $      1,822
                                                                               ============               ============

  Earnings per share-
  -------------------
  Diluted earnings per share, as calculated .........................          $       0.16               $       0.14
  Less antidilutive effect of dividends and common
    stock equivalents ...............................................                 (0.03)                     (0.05)
                                                                               ------------               ------------
  Diluted earnings per share, as reported ...........................          $       0.13                       0.09
                                                                               ============               ============
  Earnings per share before cumulative effect of
    change in accounting for asset retirement
    obligations .....................................................          $       0.15               $       0.09
  Cumulative effect of change in accounting for
    asset retirement obligations, net of tax ........................                 (0.02)                        --
                                                                               ------------               ------------
  Net earnings per share - diluted ..................................          $       0.13               $       0.09
                                                                               ============               ============

  Diluted shares outstanding ........................................            54,925,582                 52,197,529
  Less antidilutive effect of common stock equivalents ..............            35,149,761                 32,619,960
                                                                               ------------               ------------
                                                                                 19,775,821                 19,577,569
                                                                               ============               ============

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("diluted shares outstanding").

Reported diluted EPS for the nine months ended September 30, 2003 and 2002, have been adjusted to include preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Diluted EPS for the nine months ended September 30, 2002, adjusted to exclude the impact of the $7.2 million deferred debt cost write off and the $1.7 million gain on interest rate offset swap is summarized as follows:

                                                                                     2002
                                                                                ------------
Diluted loss per share, as reported .......................................     $       0.09
Add back antidilutive effect of dividends
  and common stock equivalents ............................................             0.05
                                                                                ------------
Diluted earnings per share, as calculated .................................             0.14

Per share impact of
  Deferred debt cost write off ............................................             0.14
  Interest rate swap gain .................................................            (0.03)
  Tax effect ..............................................................            (0.04)
                                                                                ------------
Adjusted diluted earnings per share .......................................     $       0.21
                                                                                ============
Net income before cumulative effect of
  change in accounting for asset retirement
  obligations and preferred stock dividends ...............................     $      7,503
  Deferred debt cost write off ............................................            7,241
  Interest rate swap ......................................................           (1,735)
  Tax effect at 38 percent ................................................           (2,092)
                                                                                ------------
                                                                                $     10,917
                                                                                ============

Diluted shares outstanding ................................................       52,197,529

Adjusted diluted earnings per share .......................................     $       0.21
                                                                                ============

NOTE C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends." EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by our debt holders to determine compliance with financial ratios included in our debt agreements. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table reconciles net income before cumulative effect of change in accounting for asset retirement obligations and preferred stock dividends to EBITDA and to adjusted EBITDA for the nine months ended September 30, 2003 and 2002, and the Company's guidance for fiscal 2003 (dollars in thousands):

                                                                                                     Revised Earnings
                                                                                                      Guidance Range
                                                              2003                2002                for Fiscal 2003
                                                           ----------         -----------       -------------------------
    Net income before cumulative effect of
       change in accounting for asset retirement
       obligations and preferred stock dividends           $    9,093         $     7,503       $  13,000   to   $  14,700
       Interest expense                                        17,622              17,321          22,800   to      23,000
       Provision for income taxes                               5,574               4,597           8,000   to       9,000
       Depreciation and amortization                           12,893              11,223          17,200   to      17,300
                                                           ----------         -----------       ---------        ---------
    EBITDA                                                 $   45,182         $    40,644       $  61,000   to   $  64,000
                                                                                                =========        =========
       Deferred debt cost write off                        $       --         $     7,241
       Interest rate swap                                          --              (1,735)
                                                            ---------         - ---------
       Adjusted EBITDA                                     $   45,182         $    46,150
                                                           ==========         ===========


NOTE D: Effective January 1, 2003, the Company adopted the accounting requirements of Financial Accounting Standards ("SFAS") Board Opinion No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 covers all legally enforceable obligations associated with the retirement of tangible, long-lived assets and provides the accounting and reporting requirements for such obligations. The Company's asset retirement obligations consist of equipment dismantling and foundation removal at certain of its facilities and temporary storage facilities. The adjustment related to the adoption of this statement has been reflected as a "cumulative effect of change in accounting for asset retirement obligations" of $0.5 million in the Company's statement of operations for the nine months ended September 30, 2003.

NOTE E: In the second quarter of 2002, the Company refinanced its debt, resulting in a noncash write off of deferred debt costs totaling $7.2 million and entered in an offset interest rate swap related to an interest rate swap on the debt that had been retired, resulting in a noncash gain of $1.7 million. The write off of deferred debt costs had previously been recorded as an extraordinary charge, net of tax. In April 2002, the Financial Accounting Standards Board released SFAS No. 145, which redefined when an item is considered an extraordinary item and required reclassification of prior year charges to operating income if they no longer qualify. Accordingly, the $7.2 million of deferred debt costs has been reclassified from an extraordinary charge to other expense in the Company's financial statements.